Exhibit 99.1

PolarityTE Announces the Addition of Audit Executive Chris Nolet to Board of Directors

SALT LAKE CITY, April 6, 2020 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing and commercializing regenerative tissue products and biomaterials, today announced the appointment of Chris Nolet to the Company’s Board of Directors and Chair of the Audit Committee. Mr. Nolet brings extensive audit and business experience with nearly forty years in the profession, most recently as the West Region Life Sciences Industry Leader and Partner at EY. Prior to EY, Mr. Nolet spent over twenty years at PricewaterhouseCoopers, where he was a partner and led the North America West Life Sciences Industry Group.

“Mr. Nolet brings a tremendous amount of life science operational experience and financial oversight to the PolarityTE Board of Directors,” said David Seaburg, Chief Executive Officer of PolarityTE. Peter Cohen, Chairman of the Board, added, “Chris’ experience is vast and not only includes his extensive work with Fortune 100 companies, but also substantial work with leading life science startups. I am confident that his deep industry expertise will make him an invaluable member of the PolarityTE Board of Directors.”

“I have been very fortunate to work with the full range of life sciences companies and understand the underpinnings of what it takes to create a successful commercial biotech business,” said Mr. Nolet. “I am ecstatic to be part of the PolarityTE Board and look forward to drawing from my prior experience to make meaningful contributions to the PolarityTE team as we collectively pursue the mission of transforming the lives of patients through the application of our innovative regenerative tissue technology.”

In addition to Mr. Nolet’s role as the former lead for the West EY Life Sciences Industry Group, he was also a member of the Global EY Life Sciences Executive Leadership Group. Mr. Nolet is currently a member of the Board of Directors of two publicly traded biotechnology companies, Viela Bio and Revance Therapeutics. He is also a member of the Executive Committee and is Co-Chair of the Finance Committee of the California Life Sciences Industry Association (CLSA). Mr. Nolet is a former member of the Finance & Investment Committee and Emerging Companies Section of the Biotechnology Innovation Organization, and he has testified before Congress with Dr. Janet Woodcock, Director of the Center for Drug Evaluation and Research (CDER), regarding the need for FDA reform. Mr. Nolet holds a B.S. in Accounting from San Diego State University and is a Certified Public Accountant in California.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697

Media:
Angela Ziegler

VP, Marketing and Public Relations

AngelaZiegler@polarityte.com

(385) 239-0363